Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of June 13, 2023 (the “Effective Date”) between MAPLEMARK BANK (together with its successors and assigns, the “Bank”), INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation (“IVFH”), and INNOVATIVE FOOD PROPERTIES, LLC, a Delaware limited liability company (“IVFP” and, collectively with IVFH, the “Borrower”).

RECITALS:

A.    Borrower desires to refinance indebtedness secured by real property owned by IVFP at 220 Oak Hill Road, Mountain Top, Pennsylvania 18518.

B.    Borrower desires to obtain a term loan from the Bank to effect such refinance, and Bank is willing to provide such term loan to Borrower subject to the terms and conditions set forth herein

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE ONE
DEFINITIONS AND USE OF TERMS

1.1.    Definitions. As used in this Agreement, all exhibits and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in Article One.

“Advance” means a disbursement by Bank, whether by journal entry, deposit to a Borrower’s account, check to third party or otherwise of any of the proceeds of the Loan.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more any class of voting stock of such Person, or (c) that controls ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Bank be deemed an Affiliate of Borrower or any Borrower.

“Agency” means the United States Department of Agriculture.

“Agreement” means this Loan Agreement, as the same may from time to time be amended, supplemented, replaced or restated.

“Bank” means MapleMark Bank and its successors and assigns, in whole or in part.

“Borrower” has the meaning set forth in the introductory paragraph hereof and its successors and assigns.

“Business Day” means a day other than a Saturday, Sunday or a day on which Bank is authorized to be closed. Unless otherwise provided, the term “days” means calendar days.

“Capital Improvements” means the repairs, alterations, improvements, equipment and tools which would properly be capitalized under generally accepted accounting principles.

“Capital Improvement Reserve” means the reserve amount of $1,340,000 to be used for the Capital Improvements on Borrower’s Land.

“Capitalized Lease Obligation” means, for any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Change” means (a) any change after the date of any Note in the risk-based capital guidelines applicable to Bank, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of any Note that affects capital adequacy or the amount of capital required or expected to be maintained by Bank or any entity controlling Bank.

“Closing Date” means the Effective Date.

“Code” means the Uniform Commercial Code of the State of Texas or other applicable jurisdiction as it may be amended and in effect from time to time.

“Compliance Certificate” means a certificate in form and substance satisfactory to Bank prepared by and executed by a responsible officer of the Borrower reasonably acceptable to Bank.

“Consolidated Interest Charges” means the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense under Capitalized Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by Borrower and its Subsidiaries on a consolidated basis for the most recently completed measurement period.

“Consolidated Net Income” means the net income (or loss) of Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis for the most recently completed measurement period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such measurement period, (b) the net income of any Subsidiary during such measurement period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Constituent Documents or any agreement, instrument or Law applicable to such Subsidiary during such measurement period, and (c) any income (or loss) for such measurement period of any Person if such Person is not a Subsidiary.

“Controlled Account” means the Bank checking account to hold Capital Improvement reserve funds.

“Collateral” means the property and assets described in Exhibit D.

“Current Maturities of Long-Term Debt” means, on any date of determination, that portion of the long term Debt of Borrower and its Subsidiaries, and that portion of the Capital Lease Obligations of Borrower and its Subsidiaries.

“Debt” means, with respect to any Person and as of any applicable date of determination, all indebtedness, obligations and liabilities of such Person, whether matured or unmatured, due or to become due, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, including all items that should be classified as liabilities in accordance with Recognized Accounting Principles.

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors generally from time to time in effect.

“Default” means any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Interest Rate” means a rate per annum equal to the Note Rate plus five percent (5%) but in no event in excess of the Maximum Lawful Rate.

“Disposition” means any sale, Lease (except as permitted in the Loan Documents), exchange, assignment, conveyance, transfer, trade, or other disposition of all or any portion of the Property (or any interest therein) other than sales of personal property assets of the Borrower in the ordinary course of business that do not to exceed, individually or in the aggregate during any fiscal year, $300,000.

“Effective Date” means the date set forth in the introductory paragraph hereof.

“Event of Default” has the meaning set forth in Article Six hereof and in the other Loan Documents.

“Financial Statements” means all balance sheets, income statements, statements of profit and loss, statements of cash flow, statements of sources and uses of funds, and other financial data, statements and reports (whether of any Borrower, Guarantor, or any other Person or otherwise) which are required to, have been, or may from time to time hereafter, be furnished to Bank, for the purposes of, or in connection with, this Agreement.

“Financing Statements” means the financing statement or financing statements (on Standard Form UCC 1 or otherwise) utilized in connection with the Loan Documents.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Net Income, plus (to the extent any of the following reduce Consolidated Net Income in the calculation thereof) the sum of (i) Consolidated Interest Charges, (ii) depreciation, (iii) amortization, and (iv) non-cash expenses deemed reasonably by Bank, to (b) the sum of (i) Current Maturities of Long-Term Debt and (ii) Consolidated Interest Charges paid in cash, in each case for the twelve (12) months preceding the date of determination paid by Borrower and its Subsidiaries. For purposes of calculating the Fixed Charge Coverage Ratio through June 30, 2024, the following expense items will not be included in the definition of Consolidated Net Income: (a) costs and expenses associated with CEO transition (such as severance, hiring, and legal costs), (b) costs and expenses for refinancing (such as brokerage fees and legal fees), and (c) other extraordinary expenses reasonably acceptable to the Bank incurred by the Borrower during the fiscal year.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question; and the requisite that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, except to the extent that a deviation therefrom is expressly permitted by this Agreement.

“Governmental Authority” means the United States, the state, the county, the city or any other political subdivision in which the Property is located, and any court or political subdivision, agency, or instrumentality having jurisdiction over Borrower, Guarantor or any of the Property.

“Guarantor” means any such Person who, from time to time guarantees all or any portion of the Indebtedness and Obligations.

“Guaranty” means the guaranty agreement executed by Guarantor or any other Person, guaranteeing all of the Indebtedness and the Obligations, as such may be amended, restated, supplemented or otherwise modified from time to time.

“Hedge Agreement” means (a) any and all interest rate swap transactions, forward rate transactions, interest rate options, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other swap, forward, futures, option or other similar agreements or transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”) and (c) any and all Master Agreements and any and all related confirmations.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedge Agreement, whether actual or contingent, due or to become due and existing or arising from time to time.

“Impositions” means: (i) all real estate and personal property taxes, charges, assessments, standby fees, excises, and levies and any interest, costs, or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied, or imposed upon the Property or the ownership, use, occupancy, or enjoyment thereof, or any portion thereof, or the sidewalks, streets, or alleyways adjacent thereto; (ii) any charges, fees, license payments, or other sums payable for or under any easement, license, or agreement maintained for the benefit of the Property; (iii) water, gas, sewer, electricity, and other utility charges and fees relating to the Property; and (iv) assessments and charges arising under any subdivision, condominium, planned unit development, or other declarations, restrictions, regimes, or agreements affecting the Property.

“Improvements” means all improvements on the Land of any kind or nature, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed, or constructed upon the Land or any part thereof.

“Indebtedness” means all present and future indebtedness, obligations, and liabilities, including all direct and contingent obligations arising under letters of credit, banker’s acceptances, bank guaranties and similar instruments, Hedge Obligations under any Secured Hedge Agreement, net obligations under any swap contract, overdrafts, Automated Clearing House obligations, and other financial accommodations which could be considered a liability under Recognized Accounting Principles, and all renewals, extensions, and modifications thereof, or any part thereof, in each case now owed or hereafter owing to Bank by Borrower or any other Obligated Party, and all interest accruing thereon and costs, expenses, and all attorneys’ fees paid or incurred by Bank in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, due or to become due, or joint and several, including, but not limited to, all indebtedness, obligations, and liabilities evidenced, secured, or arising from time to time under or pursuant to any of the Loan Documents, and all renewals and extensions thereof, or any part thereof, and all present and future amendments thereto. “Indebtedness,” however, does not include any Debt which is covered by the federal Truth-in-Lending Act.

“Knowledge” means, with respect to a particular subject, area, or aspect of the Borrower or Guarantor, the actual knowledge of Richard Tang, or an officer of the Borrower or Guarantor, or an employee or person with the primary responsibility for a matter, subject, or area, with respect to each such Person, the knowledge a prudent person could be expected to discover or otherwise acquire in the course of conducting reasonably comprehensive investigations concerning the existence of facts or other matters or aspect of Borrower.

“Land” means the real property owned by IVFP located at 220 Oak Hill Road, Mountain Top, Pennsylvania 18518.

“Lease” means a lease or other agreement for occupancy of the Land and Improvements.

“Legal Requirements” means (a) any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority in any way applicable to any Borrower, Guarantor or the Property, including, without limiting the generality of the foregoing, the ownership, use, occupancy, possession, construction, operation, maintenance, alteration, repair, or reconstruction thereof, (b) any and all covenants, conditions, and restrictions contained in any deeds, other forms of conveyance, or in any other instruments of any nature that relate in anyway or are applicable to the Property or the ownership, use, or occupancy thereof, (c) any Borrower’s or Guarantor’s present or subsequently effective bylaws and articles of incorporation, operating agreement or regulations and articles of organization or partnership, limited partnership, joint venture, trust, or other form of business association agreement, and (d) any and all Leases and other contracts (written or oral), of any nature that relate in any way to the Property and to which any Borrower or Guarantor may be bound.

“Lien” means any valid and enforceable interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any Person other than the owner of such property, whether such indebtedness is based on the common law or any statute, ordinance or contract and including, but not limited to, liens created by or pursuant to a security interest, pledge, mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.

“Loan” means the Advance made by Bank to Borrower pursuant to this Agreement as evidenced by the Note.

“Loan Documents” means this Agreement, the Note, the Security Instruments, each Guaranty, any Secured Hedge Agreements, and any other agreements, instruments and documents evidencing, securing, guaranteeing or pertaining to the Loan as shall from time to time be executed and delivered to Bank by Borrower or any other party pursuant to this Agreement, including, without limitation, any future amendments hereto, or restatements hereof, or pursuant to the terms of any of the other loan documents, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any such agreements, documents, and instruments.

“Material Adverse Effect” means any set of circumstances or events which with respect to any Person (a) could reasonably be expected to have any material adverse effect whatsoever upon the validity, performance, or enforceability of any Loan Document against such Person, (b) is or could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), properties, liabilities (actual or contingent), or business operations of such Person, or (c) could reasonably be expected to materially impair the ability of such Person to fulfill its obligations under the terms and conditions of the Loan Documents.

“Material Contract” means any agreement or contract of Borrower which is material (or together with related agreements and contracts, is material) to the business, operations, financial condition, performance or properties of Borrower or the Property, taken as a whole.

“Maturity Date” means June 13, 2048.

“Maximum Lawful Rate” means the maximum non-usurious rate of interest (or, if the context so requires, an amount calculated at such rate) which Bank is allowed to contract for, charge, take, reserve, or receive in this transaction under applicable federal or state (whichever is higher) law from time to time in effect after taking into account, to the extent required by applicable federal or state (whichever is higher) law from time to time in effect, any and all relevant payments or charges under the Loan Documents.

“Note” means the promissory note dated on or about even date herewith executed by the Borrower and payable to the Bank in the original principal amount of $9,057,840, as such may be amended, increased, replaced, restated, renewed and extended from time to time.

Note Rate: The rate equal to the lesser of (a) the Maximum Lawful Rate, or (b) the greater of (i) WSJP plus 1.25% per annum or (ii) 4.50% per annum.

“Obligated Party” means Borrower, Guarantor and any other Person who is or becomes party to or makes any agreement, instrument or document that guarantees or secures payment and performance of any of the Indebtedness, and/or the Obligations or any part thereof.

“Obligations” means any and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower or any other Obligated Party to Bank as set forth in the Loan Documents, or any other agreement as to which any Borrower is granted a possessory interest in the Property.

“Permitted Encumbrances” has the meaning given in the Security Instrument.

“Person” means any individual, firm, corporation, limited liability company, association, partnership, joint venture, trust, other entity, unincorporated organization or Governmental Authority.

“Property” means the Land, the Improvements and all other property, real and personal of the Borrower, including as described in the Security Instrument or in any of the other Loan Documents.

“Recognized Accounting Principles” means GAAP, tax, cash basis or other accounting principles acceptable to Bank and applied on a consistent basis from one period to another.

“Related Indebtedness” has the meaning set forth in Section 8.5.

“Rights” means any rights, remedies, powers, and privileges exercisable by Bank under any of the Loan Documents, in each case whether at law, in equity, or otherwise.

“Secured Hedge Agreement” means any Hedge Agreement entered into by and between the Borrower, or any other Obligated Party, and Bank.

“Security Instrument” means the deed of trust or mortgage encumbering the Property to secure payment and performance of the Indebtedness and the Obligations, as such may be amended, restated, supplemented or otherwise modified from time to time and the term “Security Instruments” shall mean all such deeds of trust or mortgages.

“Subordinated Debt” means all Debt of Borrower, whether now existing or hereafter incurred, which is subordinate in right of payment to the Indebtedness, pursuant to a written agreement executed by such parties required by, and in form and content reasonably satisfactory to, Bank.

“Survey” means an ALTA survey of the Land consisting of a plat and field notes, prepared by a licensed surveyor acceptable to Bank and the Title Company which survey shall: (a) reflect the actual dimensions of the Land, the gross and net area of the Land, the location of any easements, rights-of-way, setback lines, encroachments or overlaps thereof or thereover and the outside boundary lines of any improvements located thereon; (b) identify by recording reference any easements, setback lines or other matters referred to in the title commitment issued by the Title Company; (c) include the surveyor’s registration number and seal and the date of the Survey; (d) include a surveyor’s certificate acceptable to Bank within its reasonable discretion; (e) reflect that the Land has access to and from a publicly dedicated street, roadway or highway; (f) be sufficient to cause the Title Company to delete the “survey exception” in Schedule B of the Title Policy to the extent permitted by the rules of the State Board of Insurance; and (g) reflect the area, including the boundaries thereof, within the Land that has been designated by the Federal Insurance Administration, the Army Corps of Engineers or any other Governmental Authority as being subject to special or increased flood hazards; or any other survey reasonably acceptable to Bank.

“Taxes” means all taxes (including withholding), assessments, fees, levies, impositions, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any laws or by any Governmental Authority, excluding state and local sales and use taxes.

“Title Company” means the title company or title companies acceptable to Bank, in its reasonable discretion, that is issuing the Title Policy.

“Title Policy” means a loan policy (or policies) of title insurance, and any reinsurance agreement (or agreements) issued by the Title Company in accordance with Exhibit B.

WSJP: The variable rate, as of any date of determination, equal to the “Prime Rate” as published by The Wall Street Journal. If WSJP becomes unavailable, Bank may designate a substitute rate of interest after notifying Borrower. Any change in the WSJP will become effective as of the date the rate of interest is different from that on the preceding Business Day.

1.2.    Headings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor to affect the meaning thereof.

1.3.    Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. Reference herein to Borrower shall mean, jointly and severally, each Person comprising same.

1.4.    Articles, Sections and Exhibits. All references herein to “Articles” and “Sections” are, unless specified otherwise, references to articles and sections of this Agreement. All references herein to an “Exhibit” or “Schedule” are references to exhibits or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit or schedule attached hereto, which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section; and the word “including,” as used herein, shall mean “including, without limitation.”

ARTICLE TWO
LOAN

2.1.    Loan. Subject to and upon the terms, covenants, and conditions hereof, Bank agrees to make an initial Advance to Borrower in an aggregate principal amount of $9,057,840.00. No principal amount repaid may be reborrowed.

(a)    Conditions Precedent to the Loan. As a condition precedent to the Loan, Borrower must satisfy the conditions required hereby and Bank must have received and approved all of the documents, certificates and other items specified in Exhibit A, together with such other documents, certificates and items as Bank may require from time to time. Bank, at Bank’s option, may, but shall not be obligated to, waive any of the preceding or elect not to require any of the preceding. All conditions precedent to the obligation of Bank to make the Loan are imposed solely for the benefit of Bank.

(b)    Note. The obligation of Borrower to repay the unpaid principal of the Loan, and interest thereon, shall be evidenced by the Note.

2.2.    Change. If Bank determines that the amount of capital required or expected to be maintained by Bank or any entity controlling Bank, is increased as a result of a Change, then, within thirty (30) days of demand by Bank, Borrower shall pay to Bank the amount necessary to compensate Bank for any shortfall in the rate of return on the portion of such increased capital that Bank determines is directly attributable to each Note or the principal amount outstanding hereunder (after taking into account Bank’s policies as to capital adequacy); provided that, Borrower shall not be required to compensate Bank for any shortfall in the rate of return suffered more than six (6) months prior to the date Bank notifies Borrower of the Change giving rise to such shortfall in the rate of return. Bank’s method of determining any amount payable to Bank under this Section shall be substantially similar to the method used by Bank in implementing similar provisions for similarly situated borrowers and extensions of credit. Bank shall provide Borrower a statement of the amount and the calculations, in reasonably detail, reflecting any such increased cost, reduction in return and/or revenue.

2.3.    Method of Payment. All payments of principal, interest and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Bank in immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Note. The Bank may, at the Bank’s option, but without any obligation to do so, automatically and without notice to Borrower, sweep or debit from any account of Borrower maintained with Bank, to the extent funds are available, an amount equal to the principal, interest and other amounts due.

2.4.    Repayment of Loan. Installments of principal and accrued interest each in the amount of $80,025.01 shall be due and payable on the first day of each calendar month commencing July 1, 2023 and continuing on the first day of each succeeding calendar month thereafter. The outstanding principal balance and any and all accrued but unpaid interest shall be due and payable in full on the Maturity Date or upon the earlier maturity hereof, whether by acceleration or otherwise. No principal amount repaid may be reborrowed. The unpaid principal balance of the Note at any time shall be the total amount advanced hereunder by Lender less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by Lender or otherwise noted in Lender’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time. If the Note Rate changes, Lender, at its sole option, may from time to time recalculate the periodic installment amount so that the remaining periodic installments will fully amortize the remaining loan balance within the remaining amortization term in equal installments at the interest rate then being charged under the Note. BORROWER AGREES TO PAY THE PERIODIC INSTALLMENTS AS THEY MAY BE RECALCULATED BY LENDER, AT LENDER’S SOLE OPTION, FROM TIME TO TIME AND ACKNOWLEDGES THAT A RECALCULATION SHALL NOT AFFECT THE MATURITY DATE OR THE OTHER TERMS AND PROVISIONS OF THE NOTE.

2.5.    Computation Period. Interest on the indebtedness evidenced by the Note shall be computed on the basis of a three hundred sixty (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received as provided in Section 2.3 hereof.

2.6.    Amortization. This Loan shall be amortized over three hundred (300) months.

2.7.    Prepayment. Borrower shall have the right to prepay, at any time and from time to time upon at least five (5) Business Days prior written notice to Lender, without, except as set forth herein, fee, premium or penalty, all or any portion of the outstanding principal balance hereof; provided, however, that such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so repaid through and including the date of prepayment, plus any other sums which have become due to Lender under the other Loan Documents on or before the date of prepayment, but which have not been fully paid, including (a) for prepayments from the Closing Date to and including June 13, 2024, 5% of the outstanding principal amount thereof; (b) for prepayments after June 13, 2024 to and including June 13, 2025, 4% of the outstanding principal amount thereof; (c) for prepayments after June 13, 2025 to and including June 13, 2026, 3% of the outstanding principal amount thereof; (d) for prepayments after June 13, 2026 to and including June 13, 2027, 2% of the outstanding principal amount thereof; (e) for prepayments after June 13, 2027 to and including June 13, 2028, 1% of the outstanding principal amount thereof; and (f) for prepayments after June 13, 2028, 0% of the outstanding principal amount thereof. Borrower agrees that all fees and other prepaid finance charges are fair and reasonable and are earned fully when due and are not subject to refund upon early payment (whether voluntarily or involuntarily), except as otherwise required by law. Prepayments of principal shall be applied in inverse order of maturity. If at any time, the principal amount hereof exceeds the principal amount stated above, Borrower shall immediately make a payment to Lender in an amount of not less than such excess.

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows:

3.1.    Financial Statements. The Financial Statements are true, correct and complete as of the dates specified therein and fully and fairly present the financial condition of Borrower as of the dates specified therein. Since the date of the Financial Statements most recently submitted to Bank by Borrower, no material adverse change has occurred in the financial condition of Borrower nor, except as heretofore disclosed in writing to Bank, has Borrower incurred any material liability, direct or indirect, fixed or contingent. Borrower, as of the date of the Advance, is solvent. Neither Borrower nor any other Obligated Party has any material Debt, other contingent liabilities, liabilities for taxes, any long-term lease obligations or unusual forward or long-term commitments, or any Hedge Agreement or other transaction or obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph, other than the payments made in connection with that certain Severance Agreement, dated as of January 1, 2023.

3.2.    Suits, Actions, Etc. There are no actions, suits or proceedings pending or to the best of Borrower’s Knowledge threatened in writing before or by any Governmental Authority against or affecting Borrower, any other Obligated Party or the Property, or involving the validity, enforceability or priority of any of the Loan Documents except as has been disclosed or shall be disclosed in writing to Bank. To the best of its Knowledge, Borrower is not, and the execution and delivery of the Loan Documents and consummation of the transactions contemplated hereby and the performance or satisfaction of any of the terms or conditions hereof and of the other Loan Documents will not cause Borrower to be, in violation of or in default with respect to any Legal Requirement or in default (or provide cause for acceleration of indebtedness) under any Material Contract to which Borrower is a party or by which Borrower or the Property may be bound.

3.3.    Status of Borrower; Valid and Binding Obligations. If Borrower is a corporation, limited liability company, partnership or other entity, Borrower is and shall until the Indebtedness is fully discharged continue to (a) be duly organized and validly existing and in good standing under the laws of the state of its organization, (b) be in compliance with all conditions prerequisite to its lawfully doing business in Texas and any other state in which it conducts business, and (c) possess all power and authority necessary to own and operate each Property. All of the Loan Documents, upon execution and delivery, will constitute valid and binding obligations of Borrower and each Obligated Party, enforceable against Borrower and each Obligated Party in accordance with their terms except as the enforcement thereof may be limited by Debtor Relief Laws.

3.4.    Title to the Property. IVFP holds good and indefeasible fee simple title (or the equivalent thereof pursuant to applicable law) to the Land and all Improvements thereon, free and clear of any Liens and subject only to the Permitted Encumbrances.

3.5.    Purpose of Loan. The proceeds of the Loan shall be used by Borrower to refinance current existing debt with MapleMark Bank, finance working capital, and Capital Improvements to the Property.

3.6.    No Failure To Disclose. No representation or warranty made by Borrower or any other Obligated Party under this Agreement or any other Loan Document, and no document, instrument or certificate furnished, to be furnished or caused or to be furnished by Borrower or any other Obligated Party to Bank in anticipation of or pursuant to this Agreement or any other Loan Document, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

3.7.    Taxes. All federal, state, foreign, and other Tax returns of Borrower and each Obligated Party required to be filed have been filed, or an extension has been timely filed in connection therewith, all federal, state, foreign, and other Taxes imposed upon Borrower and each Obligated Party which are due and payable have been paid, and no material amounts of Taxes not reflected on such returns are payable by Borrower and each Obligated Party, other than Taxes being contested in good faith by appropriate legal proceedings.

3.8.    Consents, Approvals and Filings, Etc. Except as have been previously obtained or as otherwise expressly provided in this Agreement, no authorization, license, or formal exemption from, any Governmental Authority or other Person, is required in connection with the execution and performance by Borrower or any other Obligated Party of any Loan Document.

3.9.    Contracts, Agreements and Leases. To the best of Borrower’s Knowledge, Borrower is not in default (nor has any event occurred which, with the passing of time or the giving of notice, or both, would cause a default) under any Lease or Material Contract to which it is a party or by which it or any of its properties or assets are bound, where such default would have a Material Adverse Effect.

3.10.    Relationship. The relationship between Borrower and Bank established under this Agreement and the other Loan Documents is solely that of borrower and lender, and Bank has no fiduciary or other special relationship with Borrower arising out of this Agreement and the other Loan Documents, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Bank to be other than that of borrower and lender.

3.11.    No Assignment. Borrower has made no previous assignment of its rights to or interests in the Leases or the rents due thereunder.

3.12.    Compliance with Legal Requirements. The Improvements comply with all applicable Legal Requirements for which the failure to do so could reasonably be expected to have a Material Adverse Effect, and the use to which Borrower is using and intends to use the Land and Improvements complies with or will comply with such Legal Requirements.

3.13.    Disclaimer of Permanent Financing. Borrower acknowledges and agrees that Bank has not made any commitments, either express or implied, to extend the term of the Loan past its applicable maturity date, except to the extent, if any, that the same is expressly stated in this Agreement or in the other Loan Documents.

3.14.    Leases. A true, complete and correct copy of the Leases affecting the Property have been delivered to Bank.

ARTICLE FOUR
AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Bank that, so long as any of the Indebtedness or Obligations remains outstanding, or Bank has any commitment to make Advances hereunder or any other obligation under any of the Loan Documents:

4.1.    Hazard and Other Insurance.

(a)    Borrower shall obtain and maintain the insurance coverage required by Exhibit C and any other Loan Documents and shall furnish to Bank promptly upon request a certificate or certificates from the respective insurer(s) setting forth the nature and extent of all such insurance maintained by Borrower, and a certified copy of the original policy, including all endorsements thereto, and a satisfactory certificate of insurance with premiums fully paid. Any such insurance may be evidenced by blanket insurance policies covering the Property and other property and assets, provided that each policy otherwise complies with the requirements of the Loan Documents and specifies the amount (if less than all) of the total coverage that is allocated to the Property. Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Bank is included thereon under a standard mortgagee clause (without contribution) acceptable to Bank, with loss payable as provided herein. All insurance shall be primary without right of contribution from any other insurance that may be carried by Borrower or Bank and all of the provisions thereof shall operate in the manner as if there were a separate policy covering each insured. Borrower shall immediately notify Bank whenever any such separate insurance is taken out and shall promptly deliver to Bank any policy or certificate of such separate insurance.

(b)    Not later than ten (10) days before the expiration date of any such insurance policy, Borrower shall deliver to Bank a binder or certificate of the insurer evidencing the renewal or replacement of that policy, with premiums fully paid, together with (in the case of a renewal) a copy of all endorsements to the policy affecting the Property and not previously delivered to Bank, or (in the case of a replacement) an original or certified copy of the replacement policy. Borrower shall pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Bank evidence satisfactory to Bank, in Bank’s reasonable discretion, of the timely payment thereof. Borrower shall at all times comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting the Property.

(c)    If Borrower fails to obtain and/or maintain the insurance required under the Loan Documents, (i) Borrower shall indemnify and hold Bank harmless from and against any damage, loss, liability, claim, cost and expense resulting from all risks that would have been covered by the required insurance if so maintained, (ii) if any loss occurs, Bank shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Borrower, to the same extent as if it had been made payable to Bank, and (iii) Bank has the Right (but not the obligation), after thirty (30) days prior notice to the Borrower, to obtain such insurance at Borrower’s expense, which may, at Bank’s election, be coverage for Bank’s interest in the Property only (excluding Borrower’s equity in the Property, if any), or such other amount as Bank may determine in Bank’s sole discretion, and the costs and expenses so expended by Bank shall be due and payable by Borrower on demand, as part of the Indebtedness, even if in excess of the amount set forth in Section 2.1, and secured by the Loan Documents. TEXAS FINANCE CODE SECTION 307.052 COLLATERAL PROTECTION INSURANCE NOTICE: (A) BORROWER IS REQUIRED TO (i) KEEP THE PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT SPECIFIED HEREIN; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER OR OTHERWISE AS PROVIDED HEREIN; AND (iii) NAME BANK AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS AS PROVIDED HEREIN; (B) SUBJECT TO THE PROVISIONS HEREOF, BORROWER MUST, IF REQUIRED BY BANK, DELIVER TO BANK A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) SUBJECT TO THE PROVISIONS HEREOF, IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN THE FOREGOING SUBPARTS (A) OR (B),

BANK MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER’S EXPENSE.

(d)    Upon the foreclosure of any Security Instrument or transfer of title to the Property in lieu of foreclosure, all of Borrower’s Right, title and interest in and to the insurance policies referred to in this Section (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee to the extent permissible under such policies.

(e)    Bank has the Right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Property, and the costs and expenses (including reasonable attorneys’ fees of outside counsel), appraisal costs, and consultant fees incurred by Bank in the adjustment and collection of insurance proceeds shall be due and payable by Borrower on demand, as part of the Indebtedness, even if in excess of the amount set forth in Section 2.1, and secured by the Loan Documents. Bank shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Borrower.

(f)    Borrower shall take all action necessary or desirable or requested by Bank to obtain the benefit of any insurance proceeds lawfully or equitably payable to Borrower or Bank in connection with any loss of or damage to the Property and shall apply such insurance proceeds to the payment of the Indebtedness, unless otherwise consented to in writing by Bank. The unpaid portion of the Indebtedness shall remain in full force and effect and the payment thereof shall not be excused.

4.2.    Capital Improvement Reserve. Borrower shall deposit the Capital Improvement Reserve funds designated for Capital Improvements to be held in Controlled Account with Bank. Bank will approve disbursements for Capital Improvements at the Borrower’s Land only.

4.3.    Compliance with Legal Requirements. Borrower shall timely comply with all Legal Requirements (except where the failure to so comply would not have a Material Adverse Effect) and shall deliver evidence thereof to Bank, if reasonably requested by Bank. Borrower shall assume full responsibility for the compliance of the Property with all Legal Requirements and with sound building and engineering practices, notwithstanding any approvals by Bank.

4.4.    Construction Contracts. Borrower shall become party to no contracts in excess of, in the aggregate, $500,000 in any fiscal year for the performance of any work on the Property or for the supplying of any labor, materials, or services for the alteration of the Improvements, except upon such terms and with such parties as shall be approved in writing by Bank.

4.5.    Correction of Defects. Borrower shall correct or cause to be corrected (a) any material defect in the Improvements, (b) any material departure of the Improvements from the Legal Requirements or the requirements of any Lease, and (c) any encroachment by any part of the Improvements or any structure located on the Land on any building line, easement, property line, or restricted area.

4.6.    Inspection of the Property. Upon reasonable prior written notice and for the duration of the Loan, Borrower shall permit Bank, Agency, and any of their agents and representatives to enter upon the Property for the purpose of inspecting the Property.

4.7.    Notices by Governmental Authority; Fire and Casualty Losses, Etc. Borrower shall timely comply with and promptly furnish to Bank true and complete copies of any material notice or claim by any Governmental Authority pertaining to the Property. Borrower shall promptly notify Bank of any fire or other casualty or any notice of taking or eminent domain action or proceeding affecting the Property.

4.8.    Agency Requirements. Reserved.

4.9.    Utilities; Access. All utility services necessary for the operation of the Improvements for their intended purposes are available and connected to the Improvements and all roads necessary for access to and from the Property have been completed.

4.10.    Additional Documents. Borrower shall, and shall cause the Guarantors to, execute and deliver to Bank, from time to time as required by Bank, such other agreements, instruments and documents as shall reasonably be necessary or requested by Bank to provide the Rights and remedies to Bank granted or provided for by the Loan Documents.

4.11.    Financial Statements; Other Reports. For so long as any Indebtedness remains outstanding, Borrower shall, unless Bank otherwise consents in writing, furnish to Bank the following:

(a)    Annual Financial Statements. As soon as available, and in any event within the earlier of sixty days after filing with the SEC or ninety (90) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2023, a copy of the audited financial report of the Borrower for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Bank to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope.

(b)    Semi-Annual Financial Statements. As soon as available, and in any event within the earlier of thirty (30) days after filing with the SEC or forty-five days after the end of each June and December, commencing June 30, 2023, a copy of the financial report of the Borrower for such period containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal period and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope.

(c)    Semi-Annual Compliance Certificate. As soon as available, and in any event within the earlier of thirty days (30) after filing with the SEC or forty-five days after the end of each June and December, commencing June 30, 2023, a compliance certificate certified by a responsible officer of the Borrower reasonably acceptable to Bank.

(d)    Proceedings. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Borrower, any Guarantor, or any Property;

(e)    Events of Default. As soon as possible and in any event within five (5) Business Days after Borrower has Knowledge of the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action that Borrower has taken and proposes to take with respect thereto;

(f)    Material Adverse Effect. As soon as possible and in any event within five (5) Business Days after the occurrence thereof, written notice of any matter that could have a Material Adverse Effect; and

(g)    Additional Information. Such additional financial information and other information as Bank may reasonably request in writing from time to time.

4.12.    Guarantor Financial Reporting. For so long as any Indebtedness remains outstanding, Guarantor shall, unless Bank otherwise consents in writing, furnish to Bank the following:

(a)    Annual Financial Statements. As soon as available, and in any event within the earlier of sixty days after filing with the SEC or ninety (90) days after the end of each fiscal year of Guarantor, beginning with the fiscal year ending December 31, 2023, a copy of the audited financial report of the Guarantor for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Bank to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope.

4.13.    Financial Information. All representations and warranties set forth in the Loan Documents with respect to any Financial Statements or other financial information concerning Borrower, any other Obligated Party, the Property or otherwise, shall apply to all such information delivered to Bank by Borrower, any other Obligated Party, or any Person purporting to be an officer, director, or controller thereof, regardless of the method of transmission to Bank.

4.14.    Compliance with Leases and Material Contracts. Subject to the provisions contained in the Security Instrument, Borrower shall comply with all material terms and conditions of the Leases, Material Contracts, and all other lease or rental agreements covering any premises or property (real or personal) wherein any of the Property is or may be located, and any Legal Requirement, except where the failure to so comply could not cause a Material Adverse Effect.

4.15.    No Liability of Bank. Bank shall have no liability, obligation or responsibility with respect to the alteration, if any, of the Improvements or any Property. Bank shall not be obligated to inspect the Property or the alteration of the Improvements, and any inspection conducted by Bank is solely for the benefit of Bank and does not give rise to any duty of Bank to report or relay the results of any such inspections to Borrower or otherwise create any liability of Bank to Borrower; provided that Bank shall deliver a copy of any third-party inspection report to the Borrower. Bank shall not be liable for the performance or default of Borrower, or any other party, or for any failure to construct, complete, protect or insure the Improvements, or for the payment of costs of labor, materials or services supplied for the alteration of the Improvements, or for the performance of any obligation of Borrower or any other Obligated Party. Nothing herein or in any other Loan Document, nor any other action taken by Bank, including, without limitation, any Advance made by Bank or acceptance of any document or instrument by Bank, shall be construed as a representation or warranty, express or implied, to any party by Bank. Further, Bank shall not have, and has not assumed, and by its execution and delivery of this Agreement hereby expressly disclaims, any liability or responsibility for the payment or performance of any indebtedness or obligations of Borrower, and no term or condition hereof, or of any of the Loan Documents, shall be construed otherwise. Bank has no liability or obligation in connection with the Property.

4.16.    Defense of Third Party Actions. Bank may (but shall not be obligated to) commence, appear in or defend any action or proceeding purporting to affect the Loan, the Property or the respective Rights and obligations of Bank or Borrower pursuant to this Agreement. Bank may (but shall not be obligated to) pay all necessary expenses, including reasonable attorneys’ fees of outside counsel and out-of-pocket expenses incurred in connection with any such proceedings or actions, which Borrower agrees to repay to Bank upon demand other than any action brought by Bank against Borrower and/or Guarantor in which the Borrower and/or Guarantor are determined to be the prevailing parties.

4.17.    Restrictions and Annexation. Borrower shall not impose any restrictive covenants or encumbrances upon the Property, execute or file any subdivision plat affecting the Property or consent to the annexation of the Property to any city without the prior written consent of Bank, such consent not to be unreasonably withheld, conditioned or delayed, and Bank hereby agrees that upon reasonable request by Borrower it shall evidence such consent in a written instrument reasonably satisfactory to both Bank and Borrower.

4.18.    Maintenance of Entity Existence, Assets and Business; Continuance of Present Business. Borrower shall preserve and maintain its existence and all of its leases, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower will conduct its business in an orderly and efficient manner in accordance with good business practices. Borrower shall notify Bank of any adverse findings, made by any Governmental Authority if not corrected within thirty (30) days. Borrower shall notify Agency of any adverse findings made by any Governmental Authority within fifteen (15) days. Borrower shall keep or cause to be kept all of Borrower’s assets which are useful and necessary in their respective businesses in good repair, working order and condition, and will make or cause to be made all necessary repairs, renewals and replacements as may be reasonably required. Borrower will keep the Property in good order, repair, operating condition and appearance, causing all necessary repairs, renewals, replacements, additions and improvements to be promptly made, and will not allow any of the Property to be misused, abused or wasted or to deteriorate. Borrower will not, without the prior written consent of Bank (such consent not to be unreasonably withheld, conditioned or delayed), (i) remove from the Property any fixtures or personal property covered by the Security Instrument except those replaced by Borrower by an article of equal suitability and value, owned by Borrower, free and clear of any lien or security interest (except that created by the Security Instrument); (ii) make any structural alteration to the Property which impairs the use or value thereof or any other alterations thereto which impair the value thereof; or (iii) make any alteration to the Property involving an estimated expenditure exceeding $250,000.

4.19.    Tax Receipts. Borrower shall pay all Taxes levied on the Property before the date on which such taxes become delinquent; provided no such Taxes need to be paid to the extent such Taxes are being contested in good faith by appropriate proceedings, Borrower has established adequate reserves in accordance with Recognized Accounting Principles, and the taxing authority has not filed any action to foreclose any tax lien it may have with respect to such Taxes.

4.20.    Incumbency. Borrower shall, from time to time, at the reasonable request of Bank, certify to Bank the names, signatures and positions of all persons authorized to execute and deliver any of the Loan Documents.

4.21.    Depository Relationship. To induce Bank to establish the interest rates provided for in the Note, and if and to the extent permitted by applicable laws, Borrower shall use and maintain Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts, commencing no later than sixty (60) days after the Effective Date. Notwithstanding the foregoing, with prior written notice to Bank, Borrower shall be permitted to maintain an account at a nationally recognized bank for the primary purpose of having ready access to cash for petty cash needs (in an amount not to exceed $20,000). Except as permitted in the preceding sentence, if Borrower maintains a bank account with any financial institution other than Bank, it shall cause, within sixty days of the date such account is opened with any such financial institution, such financial institution to execute a control agreement in form and substance satisfactory to Bank.

4.22.    Operation of Property. Borrower will operate the Property in accordance with all Legal Requirements (except where the failure to comply would not have a Material Adverse Effect) and will pay all fees or charges of any kind in connection therewith. Borrower will not knowingly or through its negligence use, or allow the use of, the Property in any manner which violates any Legal Requirement or which constitutes a public or private nuisance or which makes void, voidable or cancelable, any insurance then in force with respect thereto. Borrower will not initiate or permit any zoning reclassification of the Property which is unacceptable to Bank in its reasonable discretion or seek any variance under existing zoning ordinances applicable to the Property which is unacceptable to Bank in its reasonable discretion or use or permit the use of the Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other applicable laws. Borrower will not impose any restrictive covenants or encumbrances upon the Property nor execute or file any subdivision plat or replat affecting the Property, without the prior written consent of Bank (such consent not to be unreasonably withheld, conditioned or delayed). Borrower will not agree or consent to any drilling or exploration for, or extraction, removal or production of Minerals from the surface or subsurface of the Property regardless of the depth thereof or the method of mining or extraction thereof. Borrower will not do or suffer to be done any act whereby the value of any part of the Property may be materially lessened. Borrower will allow Bank or its authorized representatives to enter the Property at any reasonable time during business hours to inspect the Property and Borrower will use commercially reasonable efforts to assist Bank or said representative in making such inspection. If Borrower receives a material notice or claim from any federal, state or other governmental entity pertaining to the Property, including, without limitation, a notice that the Property is not in compliance with any Legal Requirement, Borrower will promptly furnish a copy of such notice or claim to Bank.

4.23.    Debts; Payment of Impositions. Borrower will cause all debts and liabilities of any character, including, without limitation, all debts and liabilities for labor, material and equipment and all debts and charges for utilities servicing the Property, to be promptly paid. Borrower will duly pay and discharge, or cause to be paid and discharged, the Impositions not later than the earlier to occur of (i) the due date thereof, (ii) the date any fine, penalty, interest, or cost may be added thereto or imposed, or (iii) the date prior to any date any lien may be filed for the nonpayment thereof (if such date is used to determine the due date of the respective item), and Borrower shall deliver to Bank a written receipt evidencing the payment of the respective Imposition.

4.24.    Condemnation. Immediately upon obtaining Knowledge of the institution of any proceedings for the condemnation of the Property or any portion thereof, or any other proceedings arising out of injury or damage to the Property, or any portion thereof, Borrower will notify Bank of the pendency of such proceedings. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Bank, its attorneys and experts, and cooperate with them in carrying on a defense of any such proceedings. All proceeds of condemnation awards or proceeds of sale in lieu of condemnation with respect to the Property and all judgments, decrees and awards for injury or damage to the Property shall be paid to Bank and shall be applied, first, to reimburse Bank for all reasonable costs and out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees of outside counsel, incurred in connection with collection of such proceeds and, second, the remainder of said proceeds shall be applied, at the sole discretion of Bank, to the payment of the Indebtedness (without premium or penalty) in the order determined by Bank in its sole discretion or paid out to repair or restore the Property so affected by such condemnation, injury or damage. In any event the unpaid portion of the Indebtedness shall remain in full force and effect and Borrower shall not be excused in the payment thereof. Borrower hereby assigns and transfers all such proceeds, judgments, decrees and awards to Bank and agrees to execute such further assignments of all such proceeds, judgments, decrees and awards as Bank may request. Bank shall not be, in any event or circumstance, liable or responsible for the failure to collect, or the failure to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.

4.25.    Further Assurances. Borrower will, on request of Bank, promptly (i) correct any defect, error or omission which may be discovered in the contents of this Agreement or in any other instrument now or hereafter executed in connection herewith or in the execution or acknowledgment thereof; and (ii) execute, acknowledge, authorize, deliver and record or file such further instruments and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement.

4.26.    Fees and Expenses. Subject to any applicable limitations provided in the other Loan Documents, Borrower will pay all appraisal fees, filing and recording fees, inspection fees, survey fees, taxes, brokerage fees and commissions, abstract fees, title policy fees, uniform commercial code search fees, escrow fees, reasonable attorneys’ fees of outside counsel, and all other documented costs and out-of-pocket expenses of every character incurred by Borrower or Bank in connection with the Indebtedness, either at the closing thereof or at any time during the term thereof, or otherwise attributable or chargeable to Borrower as owner of the Property, and will reimburse Bank for all such reasonable costs and expenses incurred by Bank. Borrower shall pay all expenses and reimburse Bank for any expenditures, including, without limitation, reasonable attorneys’ fees of outside counsel and legal expenses, incurred or expended in connection with (i) the breach by Borrower of any covenant herein or in any other Loan Document; (ii) Bank’s exercise of any of its rights and remedies hereunder or under the Note or any other Loan Document or Bank’s protection of the Property and its lien and security interest therein; or (iii) any amendments to this Agreement, the Security Instrument, the Note or any other Loan Document or any matter requested by Borrower or any approval required hereunder. Borrower will indemnify and hold harmless Bank (for purposes of this Subsection, the term “Bank” shall include the directors, officers, partners, employees, representatives, attorneys and agents of the trustee under the Security Instrument and Bank, respectively, and any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with the trustee under the Security Instrument and Bank, respectively) from and against, and reimburse them for, all claims, demands, liabilities, losses, damages, causes of action, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees of outside counsel) which may be imposed upon, asserted against or incurred or paid by them by reason of, on account of or in connection with any bodily injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever or asserted against them on account of any act performed or omitted to be performed hereunder or on account of any transaction arising out of or in any way connected with the Property or with this Agreement, the Note or any other Loan Document other than any liability, damage or expense arising out of the gross negligence or willful misconduct of the Bank or applicable indemnified party as determined by a court of competent jurisdiction by final and non-appealable judgment. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF BORROWER, AND BORROWER AGREES, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES OF OUTSIDE COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE (WHETHER SOLE, COMPARATIVE OR CONTRIBUTORY) OR STRICT LIABILITY OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. The foregoing indemnities shall not terminate upon release or other termination of this Agreement but will survive the repayment of the Indebtedness and the discharge and release of this Agreement and the other Loan Documents.

4.27.    Appraisal. If Bank, in good faith, deems it necessary to have the Land and Improvements appraised, Borrower agrees to such and acknowledges that Borrower will bear the cost of the new appraisal which shall be performed by an appraiser acceptable to Bank; provided, however, Borrower shall not be liable for the cost of more than one (1) appraisal per Property during any one (1) year period unless the requirement of an appraisal is caused, in whole or in part, by the occurrence of an Event of Default or is required by a Governmental Authority.

4.28.    Financial Covenants.

(a)    Minimum Fixed Charge Coverage Ratio. Borrower will not permit, for Borrower and its Subsidiaries on a consolidated basis, the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00, measured quarterly on the last day of each quarter commencing June 30, 2023.

(b)    Equity Cure. For purposes of determining compliance with Section 4.28(a), an equity contribution (in the form of cash paid or contributed in respect of common equity of a Borrower) made to a Borrower after the date of this Agreement and on or prior to the day that is 15 calendar days after the day on which the Compliance Certificate is required to be delivered pursuant to Section 4.11(c) will be included in the calculation of Consolidated Net Income for the most recently ended period solely for the purpose of determining compliance with Section 4.28(a) as of the end of such period (any such equity contribution being a “Specified Equity Contribution”) provided that:

(i)    the Specified Equity Contribution will be delivered to Bank for application to the principal outstanding under the Loan;

(ii)    no more than two Specified Equity Contributions will be permitted in any eighteen month period and only one Specified Equity Contribution may be made in any six-month period;

(iii)    the Specified Equity Contribution will be disregarded for all purposes other than the calculation of compliance with Section 4.28(a), and

(iv)    written notice of any Borrower’s intent to include a Specified Equity Contribution shall be delivered to Bank no later than the day on which the Compliance Certificate is required to be delivered under this Agreement for the applicable period.

ARTICLE FIVE
NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Indebtedness or Obligations remain outstanding, or Bank has any commitment to make Advances hereunder or any other obligation under the Loan Documents:

5.1.    Debt. Borrower will not, directly or indirectly, incur, create, assume, or permit to exist, any Debt in connection with the Property, except:

(a)    Debt to Bank;

(b)    Trade Debt incurred in the ordinary course of business not to exceed, in the aggregate, $7,000,000 at any one time outstanding, unless otherwise consented to in writing by Bank, provided that all such obligations are paid within sixty (60) days of the date when due;

(c)    Subordinated Debt;

(d)    Purchase money Debt or capital leases not to exceed, in the aggregate, $1,500,000 at any one time outstanding;

(e)    Hedge Obligations existing or arising under Hedge Agreements permitted under Section 5.10; and

(f)    unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, and similar obligations in an amount not to exceed, in the aggregate, $250,000 at any one time outstanding.

5.2.    Contingent Liabilities. Borrower will not, directly or indirectly, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person (other than Borrower) in connection with the Property except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

5.3.    Limitation on Liens. Borrower will not, directly or indirectly, incur, create, assume, or permit to exist any Lien upon any of the Property, whether now owned or hereafter acquired, except:

(a)    The Permitted Encumbrances;

(b)    Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(c)    Liens for taxes, assessments, or other governmental charges which are being contested in good faith and for which adequate reserves have been established;

(d)    Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or Leases made in the ordinary course of business; and

(e)    Purchase money Liens on specific personal property to secure Debt used to acquire such property to the extent permitted in Section 5.1.

5.4.    Mergers, Etc. Borrower will not, directly or indirectly, (a) become a party to a merger or consolidation where the Borrower is not the surviving entity, (b) purchase or otherwise acquire all or substantially all of the assets of any Person or any shares, or other evidence of beneficial ownership of any Person in an amount in excess of $500,000, unless otherwise approved in writing by Bank, or (c) wind-up, dissolve, liquidate, or terminate. Borrower shall not amend, modify or otherwise change the organizational or trust documents of the Borrower without the prior written consent of Bank which shall not be unreasonably withheld.

5.5.    Restricted Payments. Borrower will not, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, or otherwise acquire any of its equity interests, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or incur any obligation (contingent or otherwise) to do any of the foregoing, provided, however that so long as no Event of Default has occurred or will occur as a result of any such payment, Borrower may pay dividends and make distributions to holders of its equity interests in the ordinary course of its business.

5.6.    Loans and Investments. Borrower will not, directly or indirectly, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, any stock, bonds, notes, debentures, or other securities of, any Person in connection with the Property, except:

(a)    readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; and

(b)    fully insured depository accounts maintained at a commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00.

5.7.    Transactions With Affiliates. Borrower will not, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business, or pursuant to a transaction which is otherwise expressly permitted under this Agreement and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower. Borrower shall not enter into an agreement for the development or management of any Property without the prior written consent of, and the subordination of any fees related thereto in form and substance satisfactory to, the Bank.

5.8.    No Negative Pledge. Borrower will not enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits or limits Borrower from creating or incurring a Lien on its Property, whether now owned or hereafter acquired.

5.9.    Judgments. Borrower will not allow any judgment in excess of $250,000 rendered against it to remain undischarged or unsuperseded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed.

5.10.    Hedge Agreements. Borrower will not enter into any Hedge Agreement unless it receives the prior written consent of Bank.

5.11.    Change in Organization. Borrower shall not (a) change the state of Borrower’s organization as it exists on the Effective Date, or (b) change Borrower’s name as it exists on the Effective Date, unless Borrower shall have notified Bank in writing of such change at least thirty (30) days prior to the effective date or such shorter period as Bank may agree of such change, and shall have first taken all action required by Bank for the purpose of further perfecting or protecting the security interest in favor of Bank in the Property. In any written notice furnished pursuant to this Section, Borrower will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purpose of continuing perfection of Bank’s security interest in the Property.

5.12.    No Disposition. Except for Leases in the ordinary course of business of the Borrower, Borrower will not make a Disposition without obtaining Bank’s prior written consent to the Disposition, other than a final Disposition if the proceeds are sufficient to pay off the Loan in full and the Loan is in fact paid in full.

5.13.    Limitations on Equipment and Fixed Assets. Borrower must not acquire additional fixed assets (including assignments, transfers and leases) that would result in Borrower not being in compliance with the Financial Covenants, provided in Section 4.28 of this Agreement, without the Bank's written consent. Borrower will not lease, sell, transfer, or otherwise encumber fixed assets without the concurrence of the lender. Disposition of fixed assets serving as collateral for this loan must also have the concurrence of the Agency.

ARTICLE SIX
EVENT OF DEFAULT

The term “Event of Default,” as used herein, shall include the occurrence of any one or more of the following events (after giving effect to any grace or cure periods provided for herein):

6.1.    Payment of Indebtedness. Borrower fails to pay any principal, interest or any other Indebtedness, or any part thereof, within five (5) days of the date on which such payment is due.

6.2.    Covenants. Borrower or any other Obligated Party shall fail to provide to Bank timely any financial statement, report or notice required by Section 4.9 of this Agreement; or shall otherwise breach any provision of Article Four or Article Five of this Agreement.

6.3.    Voluntary Debtor Relief. Borrower or any other Obligated Party shall (a) execute an assignment for the benefit of creditors or take any action in furtherance thereof, or be or become adjudicated as bankrupt or insolvent, or (b) generally not, or be unable to, or admit in writing its inability to, or fail to, pay its debts generally as they become due, or (c) file a voluntary petition, or commence any other case, proceeding or other action pursuant to, or voluntarily seek the benefit or benefits of or relief under, any Debtor Relief Law or take any action in furtherance thereof, or (d) apply for or seek, acquiesce in, consent to or suffer the appointment of a receiver, trustee, custodian, liquidator or other similar official of it or of the Property or any part thereof or of any significant portion of its other property, or (e) institute or voluntarily be or become a party to any other proceeding seeking to effect a suspension or having the effect of suspending any of the Rights of Bank granted or referred to in the Loan Documents or of the trustee under the Security Instrument or take any action in furtherance thereof or (f) file an answer admitting the material allegations of or consenting to, or default in, a petition filed against it in any liquidation, conservatorship, bankruptcy, reorganization, rearrangement, or other insolvency proceedings.

6.4.    Involuntary Proceedings. The filing of a petition, case, proceeding or other action against Borrower or any other Obligated Party as a debtor under any Debtor Relief Law or seeking appointment of a receiver, trustee, custodian or liquidator of it or of the Property or any part thereof or of any significant portion of its other property or seeking to effect a suspension or having the effect of suspending any of the Rights of Bank granted or referred to in the Loan Documents or of the trustee under the Security Instrument and (a) Borrower or any other Obligated Party admits, acquiesces in or fails to contest diligently the material allegations thereof, or (b) the petition, case, proceeding or other action results in entry of an order for relief or order granting the relief sought against it, or (c) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days next following the date of its filing.

6.5.    Default Under Other Security Instruments. An event of default under, or the acceleration of any indebtedness secured by, any other mortgage, security interest or assignment which covers or affects any part of the Property (but this provision does not grant or imply consent to any such deed of trust, security interest or assignment).

6.6.    Levy. The levy against the Property or any part thereof, or against any significant portion of Borrower’s or any other Obligated Party’s other property, of any execution, garnishment, attachment, sequestration or other writ or similar proceeding which is not permanently dismissed or discharged within sixty (60) days after the levy.

6.7.    Misrepresentation. Any statement, representation or warranty heretofore or hereafter made by Borrower or any other Obligated Party in this Agreement or any other Loan Document or in any other document or any statement or representation made in any certificate, report, or opinion delivered to Bank pursuant to or in connection with the Loan Documents, is false, misleading, or erroneous in any material respect at the time made.

6.8.    Abandonment. Abandonment of any portion of any Property.

6.9.    Judgment. Borrower or any other Obligated Party shall allow any judgment for the payment of money in excess of $250,000.00 rendered against it to remain undischarged or unsuperseded for a period of sixty (60) days during which execution shall not be effectively stayed.

6.10.    Dissolution. The dissolution, liquidation, termination or forfeiture of the Right to do business of Borrower or any other Obligated Party for any reason whatsoever.

6.11.    Non-Compliance with Legal Requirements. A determination by Bank of any failure of the alteration of any part of the Improvements, or of any of the materials, articles or fixtures supplied for incorporation into the alteration of the Improvements, to comply with any Legal Requirement, or the requirements of any Lease, in any material respect, and such failure continues for a period of thirty (30) days after the date any officer of Borrower obtains Knowledge of such failure or Bank sends notice to Borrower of such failure; provided, that, if the subject of such failure is, by its nature, not readily susceptible to cure within such thirty (30) day period, Borrower has provided to Bank written notice of the occurrence of such failure within thirty (30) days after the date such failure first occurred, and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, then such failure shall not constitute an “Event of Default” unless such failure is not cured prior to a date that is ninety (90) days from the date such failure first occurred; provided that any such notice and/or cure period shall not relieve Borrower of its obligations under Section 4.4 hereof.

6.12.    Fraudulent Transfer. Borrower or any other Obligated Party shall have (i) concealed, removed, or permitted to be concealed or removed any part of its property with the intent to hinder, delay or defraud any of its creditors, or (ii) made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or (iii) suffered or permitted while insolvent (under any applicable definition of the term) any creditor to obtain a Lien upon any of its property through legal proceedings or distraint, which Lien is not permanently vacated within thirty (30) days from the date thereof.

6.13.    Destruction or Condemnation of Improvements. If any portion of the Property is demolished, destroyed, or substantially damaged, or any portion of the Property is taken or threatened to be taken by eminent domain, so that in any event, in Bank’s reasonable judgment, the same cannot be restored or rebuilt with available funds to the condition existing immediately prior to such demolition, destruction, or damage within a reasonable period of time.

6.14.    Defaults on Other Debt or Agreements. Borrower or any other Obligated Party shall fail to make any payment when due on or in respect of any Debt owing to any Person (other than Bank) or to perform, observe or comply with any covenant, agreement or other obligation to be performed, observed or complied with by Borrower in any agreement between Borrower and any other Person (subject to any grace and/or cure periods provided therein), which failure could reasonably be expected to have a Material Adverse Effect.

6.15.    Other Agreements with Bank. A default or event of default shall occur and be continuing after the expiration of any applicable grace, notice, and cure periods under any other Loan Document.

6.16.    Tax Lien Loan. (a) Borrower or any other Obligated Party shall obtain a loan to pay all or any portion of the ad valorem taxes accrued and/or accruing against the Property or any portion thereof (a “Tax Lien Loan”), (b) Borrower or any other Obligated Party shall execute a deed of trust or other lien instrument encumbering the Property or any portion thereof to secure a Tax Lien Loan, or (c) any taxing authority shall assign its lien securing the payment of ad valorem taxes accrued and/or accruing against the Property or any portion thereof to a third party to secure or collateralize a Tax Lien Loan.

6.17.    Full Force and Effect. If any Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower or any other Obligated Party or any of their respective partners, members, shareholders or other equity holders, or the Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any Property.

6.18.    Cross Default. The occurrence of any event of default, after applicable notice and cure periods, under (a) any Loan Agreement dated on or about June 6, 2022 between Innovative Food Holdings, Inc. and Bank or any other document, agreement, and instrument executed in connection therewith or (b) any other documents, agreement, and instruments executed by Borrower with or in favor of Bank (other than the Loan Documents).

ARTICLE SEVEN
CERTAIN RIGHTS AND REMEDIES OF BANK

7.1.    Rights Upon Event of Default. If any Default or Event of Default shall occur and be continuing, Bank may, without notice, declare the Indebtedness or any party thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Sections 6.3 or 6.4, the Indebtedness shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. If any Event of Default shall occur and be continuing, Bank may exercise all Rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

7.2.    Performance by Bank. Should any covenant, duty, or agreement of Borrower fail to be performed in accordance with the terms of the Loan Documents, Bank may, at its option, perform, or attempt to perform, such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall pay to Bank on demand any amount expended by Bank in such performance or attempted performance, together with interest thereon at the Default Interest Rate from the date of such expenditure by Bank until paid. Notwithstanding the foregoing, it is expressly understood that Bank does not assume and shall never have any liability or responsibility for the performance of any duties of Borrower hereunder. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default,

Bank shall have the Right, in addition to any other Right of Bank, but not the obligation, in its own name or in the name of Borrower, to enter into possession of the Property; and to employ security personnel and other safeguards to protect the Property. Borrower hereby appoints Bank as the attorney-in-fact of Borrower with full power of substitution, and in the name of Borrower if Bank elects to do so, upon the occurrence of an Event of Default, to (a) use such sums as are necessary, including any proceeds of the Loan, (b) endorse the name of Borrower on any checks or drafts representing proceeds of the insurance policies required hereunder, or other checks or instruments payable to Borrower with respect to the Property, (c) do every act with respect to the alteration of the Improvements which Borrower may do, and (d) prosecute or defend any action or proceeding incident to the Property. The power-of-attorney granted hereby is a power coupled with an interest, is irrevocable and shall not terminate upon disability of the principal. Bank shall have no obligation to undertake any of the foregoing actions, and if Bank should do so, it shall have no liability to Borrower for the sufficiency or adequacy of any such actions taken by Bank.

7.3.    Bank Not in Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Bank the Right or power to exercise control over the affairs and/or management of Borrower, or the completion of the tenant improvements, the power of Bank being limited to the Rights to exercise the remedies referred to in the other Sections of this Article; provided that if Bank becomes the owner of any stock of any entity, whether through foreclosure or otherwise, Bank shall be entitled to exercise such legal Rights as it may have by being a shareholder of such entity.

7.4.    Waivers. The acceptance by Bank at any time and from time to time of part payment on the Indebtedness shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Bank of any Event of Default shall be deemed to be a waiver of any other then existing or subsequent Event of Default. No waiver by Bank of any of its Rights hereunder, in the other Loan Documents or otherwise shall be considered a waiver of any other or subsequent Right of Bank. No delay or omission by Bank in exercising any Right under the Loan Documents or otherwise shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right exhaust the same or preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.

7.5.    Cumulative Rights. All Rights available to Bank under the Loan Documents shall be cumulative of and in addition to all other Rights of Bank at law, in equity or otherwise whether or not the Indebtedness is due and payable and whether or not Bank shall have instituted any suit for collection, foreclosure or other action in connection with the Loan Documents.

7.6.    Setoff. At any time an Event of Default exists, Bank shall be entitled to exercise the Rights of setoff and/or banker’s lien against the interest of Borrower and each other Obligated Party in and to each and every account and other property of Borrower and each other Obligated Party which are in the possession of Bank to the extent of the full amount of the Indebtedness. The rights and remedies of Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

7.7.    Receiver. At any time an Event of Default exists, Bank, as a matter of right and without regard to the sufficiency of the security for repayment of the Indebtedness and performance and discharge of the Obligations, without notice to Borrower or other Obligated Party, and without any showing of insolvency, fraud, or mismanagement on the part of Borrower or other Obligated Party, and further without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, shall be entitled to the appointment of a receiver or receivers of or for Borrower or the Property or any part thereof, including the rents therefrom, and Borrower and Obligated Party hereby irrevocably consents to the appointment of a receiver or receivers and agrees not to oppose, directly or indirectly, Bank’s efforts to obtain same. Any receiver appointed pursuant to the provisions of this subsection shall have the usual powers and duties of receivers in such matters.

7.8.    BORROWER’S INDEMNITY. BORROWER SHALL INDEMNIFY, DEFEND, PROTECT AND HOLD HARMLESS BANK, EACH AFFILIATE OF BANK, AND EACH OF ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, SUCCESSORS, AND ASSIGNS AND THE TRUSTEE UNDER THE SECURITY INSTRUMENT (COLLECTIVELY, THE “INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, DAMAGES, CLAIMS, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES OF OUTSIDE COUNSEL AND OUT-OF-POCKET EXPENSES), ACTIONS, PROCEEDINGS, OR DISPUTES INCURRED OR SUFFERED OR TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO:

(a)    THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS;

(b)    ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS;

(c)    ANY BREACH BY BORROWER OR ANY OTHER OBLIGATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS;

THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY OTHER OBLIGATED PARTY;

ANY LITIGATION CONCERNING THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE PROPERTY, OR ANY INTEREST OF BORROWER OR BANK THEREIN, OR THE RIGHT OF OCCUPANCY THEREOF BY BORROWER OR BANK, WHETHER OR NOT ANY SUCH LITIGATION IS PROSECUTED TO A FINAL, NON-APPEALABLE JUDGMENT;

(d)    ANY DISPUTE, INCLUDING DISPUTES AS TO THE DISBURSEMENT OF PROCEEDS OF ANY NOTE NOT YET DISBURSED, AMONG OR BETWEEN BORROWER OR OTHER PARTNERS OR VENTURERS OF BORROWER IF BORROWER IS A GENERAL OR LIMITED PARTNERSHIP, OR AMONG OR BETWEEN ANY EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS OR MANAGERS OF BORROWER IF BORROWER IS A CORPORATION OR LIMITED LIABILITY COMPANY OR PARTNERSHIP, OR AMONG OR BETWEEN ANY MEMBERS, TRUSTEES OR OTHER RESPONSIBLE PARTIES IF BORROWER IS AN ASSOCIATION, TRUST OR OTHER ENTITY;

(e)    ANY ACTION TAKEN OR NOT TAKEN BY BANK OR TRUSTEE WHICH IS ALLOWED OR PERMITTED UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS RELATING TO BORROWER, THE PROPERTY, OR OTHERWISE IN CONNECTION WITH THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE PROTECTION OR ENFORCEMENT OF ANY LIEN, SECURITY INTEREST OR OTHER RIGHT, REMEDY OR RECOURSE CREATED OR AFFORDED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS; AND

(f)    ANY ACTION BROUGHT BY BANK AGAINST BORROWER UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, WHETHER OR NOT SUCH ACTION IS PROSECUTED TO A FINAL, NON-APPEALABLE JUDGMENT;

IN EACH SUCH CASE OTHER THAN ANY LIABILITY, DAMAGE OR EXPENSE ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BANK OR APPLICABLE INDEMNITEE AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT.

WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES OF OUTSIDE COUNSEL) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON.

BANK MAY EMPLOY AN ATTORNEY OR ATTORNEYS TO PROTECT OR ENFORCE ITS RIGHTS, REMEDIES AND RECOURSES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND TO ADVISE AND DEFEND BANK WITH RESPECT TO ANY SUCH ACTIONS AND OTHER MATTERS. BORROWER SHALL REIMBURSE BANK FOR ITS REASONABLE ATTORNEYS’ FEES OF OUTSIDE COUNSEL AND OUT-OF-POCKET EXPENSES (INCLUDING EXPENSES AND COSTS FOR EXPERTS) IMMEDIATELY UPON RECEIPT OF A WRITTEN DEMAND THEREFOR, WHETHER ON A MONTHLY OR OTHER TIME INTERVAL, AND WHETHER OR NOT AN ACTION IS ACTUALLY COMMENCED OR CONCLUDED. ALL OTHER REIMBURSEMENT AND INDEMNITY OBLIGATIONS HEREUNDER SHALL BECOME DUE AND PAYABLE WHEN ACTUALLY INCURRED BY BANK. ANY PAYMENTS NOT MADE WITHIN TEN (10) DAYS AFTER WRITTEN DEMAND THEREFOR SHALL BEAR INTEREST AT THE DEFAULT INTEREST RATE FROM THE DATE OF SUCH DEMAND UNTIL FULLY PAID. THE PROVISIONS OF THIS SECTION 7.8 SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND PERFORMANCE OF THE OBLIGATIONS, THE RELEASE OF THE LIEN OF THE SECURITY INSTRUMENT, ANY FORECLOSURE (OR ACTION IN LIEU OF FORECLOSURE), THE TRANSFER BY BORROWER OF ANY OR ALL OF ITS RIGHT, TITLE AND INTEREST IN OR TO THE PROPERTY AND THE EXERCISE BY BANK OF ANY AND ALL REMEDIES SET FORTH HEREIN OR IN ANY OTHER LOAN DOCUMENT.

7.9.    Limitation of Liability. Neither Bank nor any Affiliate, officer, director, employee, attorney, or agent of Bank shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, the construction or completion of tenant improvements or the payment of leasing commissions, or any of the transactions contemplated by this Agreement or any of the other Loan Documents, other than such liability arising out of the gross negligence or willful misconduct of the Bank as determined by a court of competent jurisdiction by final and non-appealable judgment. Borrower hereby waives, releases, and agrees not to sue Bank or any of Bank’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, the construction or completion of tenant improvements or the payment of leasing commissions, or any of the transactions contemplated by this Agreement or any of the other Loan

Documents, other than in connection with the gross negligence or willful misconduct of the Bank as determined by a court of competent jurisdiction by final and non-appealable judgment.

ARTICLE EIGHT
MISCELLANEOUS

8.1.    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, or delivered, to the address or facsimile number specified for notices on the signature page below or to such other address as shall be designated by such party in a notice to the other parties. The address set forth below for Borrower shall be used for all communication to Borrower. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient, or (b) (i) if delivered by hand or courier, when signed for by the designated recipient, (ii) if delivered by mail, upon deposit in the mail, postage prepaid, and (iii) if delivered by facsimile, when sent and receipt has been confirmed by telephone. Electronic mail and internet websites may be used only to distribute routine communications, such as Financial Statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

8.2.    Form and Number of Documents. Each agreement, document, instrument, or other writing to be furnished to Bank under any provision of this Agreement must be in form and substance and in such number of counterparts as may be satisfactory to Bank and its counsel.

8.3.    Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and shall continue in full force and effect so long as any part of the Indebtedness remains and, except as otherwise indicated, shall not be affected by any investigation made by any party. Notwithstanding anything contained herein to the contrary, the covenants, agreements, undertakings, representations, and warranties made in Section 4.12, Section 7.8 and Section 7.9 shall survive the expiration or termination of this Agreement, regardless of the means of such expiration or termination.

8.4.    GOVERNING LAW; PLACE OF PERFORMANCE. THE LOAN DOCUMENTS ARE BEING EXECUTED AND DELIVERED, AND ARE INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS, AND THE LAWS OF SUCH STATE AND OF THE UNITED STATES SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY OF THE LOAN DOCUMENTS. THIS AGREEMENT, ALL OF THE OTHER LOAN DOCUMENTS (EXCEPT AS MAY BE EXPRESSLY SET FORTH IN ANY LOAN DOCUMENT), AND ALL OF THE OBLIGATIONS OF BORROWER UNDER ANY OF THE LOAN DOCUMENTS ARE PERFORMABLE IN DALLAS COUNTY, TEXAS. VENUE OF ANY LITIGATION INVOLVING THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL BE MAINTAINED IN AN APPROPRIATE STATE OR FEDERAL COURT LOCATED IN DALLAS COUNTY, TEXAS, TO THE EXCLUSION OF ALL OTHER VENUES. BORROWER AGREES THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED HEREIN. NOTHING HEREIN SHALL AFFECT THE RIGHT OF BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR WITH RESPECT TO ANY OF BORROWER’S PROPERTY IN COURTS IN OTHER JURISDICTIONS. THE SCOPE OF EACH OF THE FOREGOING WAIVERS IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE

SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER ACKNOWLEDGES THAT THESE WAIVERS ARE A MATERIAL INDUCEMENT TO BANK’S AGREEMENT TO ENTER INTO AGREEMENTS AND OBLIGATIONS EVIDENCED BY THE LOAN DOCUMENTS, THAT BANK HAS ALREADY RELIED ON THESE WAIVERS AND WILL CONTINUE TO RELY ON EACH OF THESE WAIVERS IN RELATED FUTURE DEALINGS. THE WAIVERS IN THIS SECTION ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS APPLY TO ANY FUTURE RENEWALS, EXTENSIONS, AMENDMENTS, MODIFICATIONS, OR REPLACEMENTS IN RESPECT OF THE APPLICABLE LOAN DOCUMENT. IN CONNECTION WITH ANY LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.5.    Maximum Interest. It is expressly stipulated and agreed to be the intent of Borrower and Bank at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by the Note or any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits Bank to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Bank related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Bank’s exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by Borrower to Bank pursuant to any Loan Document other than such Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Borrower will have paid or Bank will have received by reason of any prepayment by Borrower of any Note and/or the Related Indebtedness, then it is Borrower’s and Bank’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Bank shall be credited on the principal balance of such Note and/or the Related Indebtedness (or, if such Note and the Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of such Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if such Note has been paid in full before the end of the stated term of such Note, then Borrower and Bank agree that Bank shall, with reasonable promptness after Bank discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower to Bank. Borrower hereby agrees that as a condition precedent to any claim or counterclaim (in which event such proceeding shall be abated for such time period) seeking usury penalties against Bank, Borrower will provide written notice to Bank, advising Bank in reasonable detail of the nature and amount of the violation, and Bank shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against such Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Bank. All sums contracted for, charged, taken, reserved or received by Bank for the use, forbearance or detention of any debt evidenced by such Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of such Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to such Note and/or the Related

Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code which regulates certain revolving credit loan accounts and revolving triparty accounts apply to such Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Bank to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

8.6.    Ceiling Election. To the extent that Bank is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on any Note and/or any other portion of the Indebtedness, Bank will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent federal law permits Bank to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Bank will rely on federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effective, Bank may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

8.7.    Invalid Provisions. If any provision of any of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, the appropriate Loan Document shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be effected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

8.8.    Costs and Expenses. Borrower shall pay Bank, on demand, all reasonable costs and expenses of Bank, including, without limitation, reasonable attorneys’ fees and legal expenses, incurred by Bank in perfecting, revising, protecting or enforcing any of its rights or remedies against any Obligated Party or any Property, or otherwise incurred by Bank in connection with any Default or Event of Default or the enforcement of the Loan Documents or the Indebtedness. Following Bank’s demand upon Borrower for the payment of any such costs and expenses, and until the same are paid in full, the unpaid amount of such costs and expenses shall constitute Indebtedness and shall bear interest at the default rate of interest provided for in the Note.

8.9.    Entirety and Amendments. This instrument embodies the entire agreement between the parties relating to the subject matter hereof (except documents, agreements and instruments delivered or to be delivered in accordance with the express terms hereof), supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by Borrower and Bank and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

8.10.    Multiple Counterparts; Facsimiles. This Agreement has been executed in a number of identical counterparts, each of which constitutes an original and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic mail transmission (e.g., “.pdf” or “.tif”) shall be effective as delivery of an executed original counterpart and shall constitute a covenant to deliver an executed original counterpart, but the failure to do so shall not affect the validity, enforceability and binding effect of this Agreement. This provision shall apply to all of the Loan Documents as if fully set forth therein.

8.11.    Parties Bound. This Agreement shall be binding upon and inure to the benefit of Borrower, Bank and their respective successors and assigns; provided that neither Borrower nor Borrower may, without the prior written consent of Bank, assign any of its Rights, duties, or obligations hereunder. No term or provision of this Agreement shall inure to the benefit of any Person other than Borrower, Borrower and Bank and their respective successors and assigns; consequently, no Person other than Borrower, Borrower and Bank and their respective successors and assigns, shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of Borrower, Borrower or Bank to perform, observe, or comply with any such term or provision.

8.12.    Bank’s Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Bank is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Bank, and (b) deemed to have been given only by a specific writing intended for that purpose and executed by Bank. Each provision for consent, approval, inspection, review, or verification by Bank is for Bank’s own purposes and benefit only.

8.13.    Sale of Participations. Bank may, from time to time and without notice to Borrower, sell or offer to sell the Indebtedness, or interests therein, to one or more assignees or participants and Bank is hereby authorized to disseminate and disclose any information (whether or not confidential or proprietary in nature) Bank now has or may hereafter obtain pertaining to Borrower, the Indebtedness or the Loan Documents (including, without limitation, any credit or other information regarding Borrower, any of its principals, or any other person or entity liable, directly or indirectly, for any part of the Loan, to (a) any such assignee or participant or any prospective assignee or prospective participant, (b) any regulatory body having jurisdiction over Bank or the Indebtedness, and (c) any other persons or entities as may be necessary or appropriate in Bank’s reasonable judgment). Bank, as a courtesy to Borrower, will endeavor to notify Borrower of any such assignees or participants, or prospective assignees or participants, to which Bank disseminates any of the information described above.

8.14.    Loan Agreement Governs. In the event of any conflict between the terms of this Agreement and any terms of any other Loan Document, the terms of this Agreement shall govern. All of the Loan Documents are by this reference incorporated into this Agreement.

8.15.    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

8.16.    Waiver of Fraudulent Inducement. Neither Bank nor any affiliate of Bank has made any representation, warranty or statement to Borrower in order to induce Borrower to execute this Agreement or the other Loan Documents. Borrower hereby expressly waives any claim of fraudulent inducement to execute this agreement or the other Loan Documents and further disclaims any reliance or statements on or representations of Bank in waiving such claim.

8.17.    Waiver of Consequential, Punitive and Speculative Damages. Borrower and bank agree that, in connection with any action, suit or proceeding relating to or arising out of this agreement or any of the other Loan Documents, each mutually waives to the fullest extent permitted by applicable law any claim for consequential, punitive or speculative damages.

8.18.    STATUTE OF FRAUDS NOTICE. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EFFECTIVE as of the Effective Date.

BANK:

MAPLEMARK BANK

By:/s/ Kendall Scott

      Kendall Scott, Senior Vice President

Address for Notices:

MapleMark Bank

4143 Maple Ave., Suite 100

Dallas, Texas 75219

Telephone No.: (972) 698-5752

Attention:         Kendall Scott

e-mail:              Kendall.Scott@MapleMarkBank.com

BORROWER:

INNOVATIVE FOOD HOLDINGS, INC.,

a Florida corporation

By:/s/ Richard Tang

      Richard Tang, Chief Financial Officer

INNOVATIVE FOOD PROPERTIES, LLC,

a Delaware limited liability company

By         INNOVATIVE FOOD HOLDINGS, INC.,

a Florida corporation,

its sole member

By: /s/ Richard Tang

      Richard Tang, Chief Financial Officer

Address for Notices:

28411 Race Track Road

Bonita Springs, FL 34135

Attention: Samuel Klepfish

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	-	Conditions Precedent
EXHIBIT B	-	Title Policy Requirements
EXHIBIT C	-	Insurance Requirements

EXHIBIT A

TO

LOAN AGREEMENT

Conditions Precedent

Promissory Note.

Security Instrument.

[Guaranty Agreement]

Environmental Indemnity.

Title Policy.

Leases.

Flood Certificate.

Payment of all fees and expenses of Bank.

An appraisal of the Property by a qualified MAI appraiser approved by Bank, in form, scope and substance reasonably satisfactory to Bank.

ESA Phase I Assessment approved by Bank.

A minimum of 10 percent balance sheet equity will be required at loan closing. Balance sheet equity must be met in the form of either cash or earning assets contributed to the business and reflected on the business’ balance sheet. Balance sheet equity will be determined using a balance sheet prepared in accordance with Generally Accepted Accounting Principles and will not include appraisal surplus or bargain purchase gains. Intangible assets reflected on the balance sheet that enhance a business’ value, such as patents or franchise fees, may be included as equity only in an amount acceptable to the Agency. Subordinated debt may be included when the subordinated debt is in exchange for cash injected into the business and is subject to a standstill agreement for the life of the loan. The note or other form of evidence must be submitted to the Agency in order for subordinated debt to count towards meeting the balance sheet equity requirement.

Insurance Policies, certificates and binders required pursuant to Section 4.1 and Exhibit C to this Agreement, together with a schedule of insurance in form and substance satisfactory to Bank.

Settlement Statement.

Satisfactory evidence that all zoning ordinances or restrictive covenants affecting the Property permit the present and intended uses of the Property and have been and will be complied with.

Satisfactory evidence of the Property’s compliance with the requirements of all applicable environmental protection laws, rules and regulations, whether federal, state or municipal.

Satisfactory evidence that all utility and sanitary sewage services and facilities necessary for the use of the Improvements are available, or will be available, to the Land.

Satisfactory evidence that all of the streets providing access to the Property have been either dedicated to public use or established by private easement, duly recorded in the records of the county in which the Property is located, and have been fully installed and accepted by Governmental Authority, that all costs and expenses of the installation and acceptance thereof have been paid in full and that there are no restrictions on the use and enjoyment of such streets that adversely affect, limit or impair the Property to Bank.

Other documents, instruments and information reasonably requested by Bank.

EXHIBIT B

TO

LOAN AGREEMENT

Title Policy Requirements

Borrower shall deliver to Bank, at Borrower’s expense, a standard loan policy of title insurance in accordance with the laws and practices of the applicable state. The Title Policy shall (a) show “MapleMark Bank” as the insured mortgagee, (b) insure the Lien of the Security Instrument as a first lien against the Land and Improvements in the full amount of the Loan, (c) delete the exception for matters which a current survey would show, and all “standard” exceptions which can be deleted, to the fullest extent authorized under applicable title insurance rules and Borrower shall satisfy all requirements therefor, (d) contain (i) no exception for standby fees or real estate taxes other than standby fees and real estate taxes for the year in which the Closing Date occurs to the extent the same are not then due and payable in which case the same shall be endorsed “not yet due and payable” and (ii) no exception for subsequent assessments for prior years, (e) provide full coverage against mechanic’s liens to the extent authorized by applicable title insurance rules and Borrower shall satisfy all requirements therefor, (f) contain only such exceptions (regardless of rank or priority) Bank approves, and Borrower shall cause to be delivered to Bank true, complete and fully legible copies of all recorded instruments shown as exceptions, including the subdivision plat (if any) and any restrictive covenants, (g) insure that no restrictive covenants shown in the Title Policy have been violated, and that no violation of the restrictions will result in a reversion or forfeiture of title, (h) insure that the lands shown in the required Survey are one and the same as the lands encumbered by the Security Instrument, and that all recorded easements and other exceptions locatable on the ground are located as shown on the Survey, (i) insure that indefeasible or marketable (or the equivalent thereof pursuant to applicable law) (as coverage is available) fee simple title to the Land and Improvements is vested in Borrower, (j) contain such endorsements as Bank requires and are available under applicable title insurance rules and Borrower shall satisfy all requirements therefor, (k) insure any easements, leasehold estates or other matters appurtenant to or benefiting the Land and/or the Improvements as part of the insured estate and not show the same as exceptions, (l) provide the recording information for the UCC financing statement (if any) filed in the real estate records of the county where the Land is located, and (m) insure the zoning of, and the Right of access to, the Land to the extent authorized under applicable title insurance rules and Borrower shall satisfy all requirements therefor.

The conditions to Bank’s obligation to make the Loan will not be satisfied if the Title Policy required by this Agreement is not, or cannot be, issued, whether caused by Borrower’s failure to satisfy the underwriter’s requirements or otherwise.

EXHIBIT C

TO

LOAN AGREEMENT

Insurance Requirements

Borrower shall maintain with responsible insurance companies having at least an A Policyholder’s Rating and a Financial Size Rating of XII by Alfred M. Best Company (or another company approved by Bank) the following:

Hazard Insurance. Insurance with respect to all insurable Property against loss or damage by fire, lightning, windstorm, explosion, hail, tornado, collapse, riot, riot attending a strike, sprinkler leakage, civil commotion, damage from aircraft and vehicles, and smoke damage and loss or damage from such hazards as are presently included in so called “extended coverage” and against vandalism and malicious mischief and against such other insurable hazards as may be required by Bank for the benefit of Borrower and Bank as named insured and/or loss payees. The amount of such insurance shall be the full actual cash value of the buildings, improvements, furniture, furnishings, fixtures, equipment and other items (whether personalty or fixtures) included in the Property. Full actual cash value, as used herein, means (1) the cost to repair or replace the damaged property, minus depreciation; (2) the damaged property’s “fair market value”; or (3) using the “broad evidence rule,” which calls for considering all relevant evidence of the value of the damaged property. Each such policy shall contain an actual cash value endorsement and such other endorsements as are sufficient to prevent Borrower and Bank from becoming a coinsurer with respect to such buildings and improvements. Such insurance shall be “Basic Causes of Loss” form.

Builder’s Risk. All-Risk Builder’s Risk insurance (which may be provided by the Contractor during the alteration, if any, of the Improvements, although the responsibility to provide such insurance shall remain Borrower’s responsibility) in an amount equal to 100% of the replacement cost of the Improvements, providing all-risk coverage on the Improvements and materials stored on the Property and elsewhere, and including collapse, damage resulting from error in design or faulty workmanship or materials, water damage, and permission to occupy, for the benefit of Borrower and Bank as named insured and/or loss payees.

Flood Insurance. If and to the extent any of the Property is located in a flood hazard area, a federal flood insurance policy in an amount equal to the lesser of the amount of the Loan or the maximum amount available.

Other. Such other insurance on the Property, or any replacements or substitutions thereof, or additions thereto, and in such amounts as may from time to time be required by Bank against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height and type of the buildings and improvements, or any replacements or substitutions therefor, or additions thereto, and their construction, location, use and occupancy. Bank may also require Borrower to maintain commercial general liability insurance for owners and contractors in amounts and form acceptable to Bank.

Contracts. With respect to any Contractor performing work in connection with the Improvements, such insurance as Bank shall reasonably require, including, but not limited to, Worker’s Compensation Insurance for statutory limits.

All insurance policies shall be “occurrence” based policies, issued and maintained by insurers, in amounts, with deductibles, and in form satisfactory to Bank, shall require not less than thirty (30) days’ prior written notice to Bank of any cancellation lapse, expiration, reduction or other change of coverage, and shall provide, if possible, for payment of all costs and expenses incurred by Bank in the event of any contested claim. Without limiting the discretion of Bank with respect to required endorsements to insurance policies, all such policies for loss or damage to the Property shall contain a standard mortgagee clause (without contribution) naming Bank as mortgagee with loss proceeds payable to Bank. All such policies also shall provide that the validity and enforceability of such policies will not be affected by, and the proceeds of such policies will be payable to Bank notwithstanding any (i) act, failure to act, or negligence of the insured, (ii) any violation of any warranty, declaration or condition contained in any such policy by the insured, (iii) the occupancy or use of the Property for purposes more hazardous than permitted by the terms of the policy, (iv) the exercise of the power of sale or any foreclosure or other action or proceeding taken by Bank pursuant to the Loan Documents, or (v) any change in title to or ownership of the Property. In the case of policies of “extended coverage” insurance carried by a lessee of the Property for the benefit of Borrower, Borrower will upon request of Bank cause such policies to be endorsed to provide for payment of proceeds to Bank as its interests may appear.

EXHIBIT D

TO

LOAN AGREEMENT

List of Collateral and Lien Priority

Property	Lien Priority
Land & Facility located at 220 Oak Hill Road, Mountaintop, PA 18707.	First
All Personal Property and Equipment located at 220 Oak Hill Road, Mountaintop, PA 18707	First
Capital Improvements Reserve Account at MapleMark Bank	First